SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 12, 2008
GeoEye, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33015 (Commission File Number)	20-2759725 (IRS Employer Identification No.)
21700 Atlantic Boulevard
Dulles, VA 20166
(Address of Principal Executive Offices)
(703) 480-7500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
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☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 8.01	Other Events
GeoEye, Inc. has received a letter dated January 12, 2008 from the Contract Administrator of Boeing Launch Services, Inc., indicating that Boeing and its affiliate, United Launch Alliance, LLC do not expect to launch the GeoEye-1 satellite on the date specified in the Launch Services Agreement between GeoEye and Boeing, set for a 30 day launch window commencing April 16, 2008, with the “nominal launch date” under the contract set at April 16. Boeing has offered in its letter to launch GeoEye-1 during a 30-day launch availability period commencing on August 22, 2008 from Vandenberg Air Force Base.
Prior to receipt of this letter, GeoEye had been in contact with Boeing Launch Services regarding unconfirmed rumors that Boeing would not be ready to launch GeoEye-1 by mid to late April 2008. GeoEye understands that a U.S. government mission scheduled for launch in February has incurred some delay and that Boeing is planning to use the April launch time frame for that mission. There is typically a two-month lag between launches of Boeing’s Delta-2 rocket at Vandenberg. Another U.S. Government mission is scheduled to launch in June. Boeing has contended in its letter that the GeoEye satellite may not be ready for an April launch. GeoEye disputes that contention. Testing on the first two of three environmental tests — electromagnetic interference and dynamics — have been completed. The final environmental test, thermal vacuum, is a standard test conducted shortly before shipment and will begin next week and be performed into February. GeoEye expects that GeoEye-1 will ship to Vandenberg by March 11 as planned. Accordingly, Boeing would, if it so chose, have sufficient time for a launch in April as set forth in the Launch Services Agreement. GeoEye is exploring all possible remedies and alternatives.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 14, 2008	GEOEYE, INC.
	By:	/s/ William L. Warren
William L. Warren
Senior Vice President, General Counsel & Secretary